Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$110,000,000.00     September 26, 2018

1.
FOR VALUE RECEIVED, GOLUB CAPITAL BDC 3, INC., a Maryland corporation (“Maker”), hereby unconditionally promises to pay to the order of SUMITOMO MITSUI BANKING CORPORATION (“Payee”), at the principal office of SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent (“Administrative Agent”) for each of the Lenders under the Credit Agreement referred to below, or such other office as Administrative Agent designates, the principal sum of ONE HUNDRED TEN MILLION AND NO/100 DOLLARS ($110,000,000.00), or, if less, the unpaid principal amount of the Loans, together with accrued interest thereon, in lawful money of the United States of America. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.	The unpaid principal amount of this Second Amended and Restated Revolving Credit Note (this “Note”) shall be payable in accordance with the terms of Sections 3.03 and 13.13 of the Credit Agreement.

3.
The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.05 and 13.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.02, 3.03 and 13.13 of the Credit Agreement.

4.
All Borrowings and continuations of LIBOR Rate Loans hereunder, and all payments made with respect thereto, may be recorded by Payee from time to time on grid(s) which may be attached hereto, or Payee may record such information by such other method as Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings and continuations of LIBOR Rate Loans set forth on grid(s) which may be attached hereto shall be rebuttably presumptive evidence of the unpaid principal amount of this Note or under the Credit Agreement.

5.
This Note has been executed and delivered pursuant to that certain Revolving Credit Agreement, dated as of March 16, 2018 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), by and among Golub Capital BDC 3, Inc., as borrower, Administrative Agent, and the lenders party thereto, and is one of the “Notes” referred to therein. This Note evidences Loans made under the Credit Agreement, and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of Payee to make advances thereunder; (b) the prepayment rights and obligations of Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. Maker may borrow, repay and reborrow upon the terms and conditions specified in the Credit Agreement.

6.
If this Note, or any installment or payment due hereunder, is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after maturity, Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, attorneys’ fees incurred by the holder hereof and costs of appeal as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by applicable Law, past-due interest on, this Note shall bear interest until paid at the Default Rate as provided in the Credit Agreement.

7.
Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

8.
Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York, without regard to the choice of law principles that might otherwise apply, and the applicable federal Laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Note.

9.
Reference is hereby made to Section 13.16 of the Credit Agreement regarding the non-personal liability of the Investors, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of Maker’s obligations hereunder.

10.
This Note amends and restates in its entirety and is given in renewal of and substitution for, but not in extinguishment of, that certain Amended and Restated Revolving Credit Note dated June 26, 2018, in the original principal amount of $70,000,000, made by Maker and payable to the order of Payee, which amended and restated in its entirety and was given in renewal of and substitution for, but not in extinguishment of, that certain Revolving Credit Note dated March 16, 2018, in the original principal amount of $30,000,000, made by Maker and payable to the order of Payee.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the day and year first above written.

MAKER:
GOLUB CAPITL BDC 3, INC.

By: /s/ Ross A. Teune
Name: Ross A. Teune
Title: Chief Financial Officer and Treasurer

Signature Page to
Second A&R Revolving Credit Note
(Golub Capital BDC 3)